Exhibit 4(g)12

DESCRIPTION OF ENTERGY TEXAS, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to “we,” “us,” or “our” are to Entergy Texas, Inc.
As of February 25, 2022, we have one series of preferred stock outstanding that is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share), traded on the NYSE under the ticker ETI/PR (the “Series A Preferred Stock”).
The following description of the Series A Preferred Stock does not purport to be complete. Reference is made to the Texas Business Organizations Code (“TXBOC”), our Amended and Restated Certificate of Formation, as amended by the Statement of Resolution Establishing the Series A Preferred Stock (“Resolution”) and the Statement of Resolution Establishing our 5.10% Series B Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) (the “Series B Preferred Stock”), in each case, adopted by our Board of Directors (our “Board”) (as so amended, the “Charter”), and our Amended and Restated Bylaws (the “Bylaws”). Each of the Charter and the Bylaws are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. The following statements are qualified in their entirety by such references.
General
Our Board is authorized under the Charter to provide for the issuance from time to time of preferred stock, with no par value (“Preferred Stock”), in one or more series, and, as to each series, to fix and determine the designations, preferences, limitations, and relative rights, including voting rights, applicable to shares of such series.
Under the Charter, we are authorized to issue 200,000,000 shares of common stock, with no par value (“Common Stock”) and 20,000,000 shares of Preferred Stock.
The Series A Preferred Stock is not subject to further capital calls or to assessment by us and has no exchange or conversion rights.
Dividends
The holders of the Series A Preferred Stock are entitled to receive, when, as and if, declared by our Board out of funds legally available, cash dividends at a rate per year equal to 5.375% and are not entitled to receive any other dividends.
Preferred dividends began accumulating on each share of Series A Preferred Stock from the date of issuance of that share. The preferred dividends accumulate from day to day, whether or not earned or declared by our Board, and are cumulative. The preferred dividends, if and when declared payable by our Board out of our legally available funds, will be payable in lawful money of the United States of America, quarterly on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”). To the extent that any preferred dividend is not paid on any Dividend Payment Date, that preferred dividend will accumulate until such preferred dividend is paid in full. The preferred dividends payable on each share of Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full dividend period, on the basis of the actual number of days elapsed during such period.
No dividend or distribution in cash or other property (other than shares of Junior Stock (as defined herein)) will be declared, paid, or set apart for payment on or with respect to the Junior Stock unless all preferred dividends on the Series A Preferred Stock and Series B Preferred Stock accumulated through the date of any distribution have been declared, paid, or set apart before or at the time of the declaration, distribution, or setting apart with respect to the Junior Stock. “Junior Stock” means the Common Stock and any series of Preferred Stock that ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to dividends or liquidation, dissolution or winding up (whether voluntary or involuntary).
At any time that dividend payments due on one or more Dividend Payment Date on any shares of the Series A Preferred Stock are accumulated and unpaid, and thereafter until all accumulated and unpaid dividends on any such Series A Preferred Stock shall have been paid (without interest), we shall not redeem, repurchase or otherwise acquire, retire or make a liquidation payments with respect to any of our stock other than redemptions, repurchases, acquisitions, retirements or liquidation payments with respect to the Series A Preferred Stock and other series of Preferred Stock with similar redemption or repurchase provisions that rank senior to the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary).
When dividends are not paid in full on any shares of outstanding Preferred Stock that rank equal with the Series A Preferred Stock (such as the Series B Preferred Stock) as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary) for a dividend period, all dividends declared with respect to shares of Series A Preferred Stock and all outstanding shares of such equal ranking Preferred Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series A Preferred Stock and all shares of such outstanding equal ranking Preferred Stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of such equal ranking Preferred Stock, we will not be able to pay full dividends on the Series A Preferred Stock. Similarly, if we issue any series of Preferred Stock that ranks senior to the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary), we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series A Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our Board may be declared and paid on the Common Stock and any other shares of Junior Stock (as defined below) from time to time outstanding out of any funds legally available for such payment or as otherwise permitted by applicable law, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.
Ranking
The Series A Preferred Stock ranks senior to the Common Stock as to dividends, redemption, and amounts payable on our liquidation, dissolution or winding up, and equal to the Series B Preferred Stock.
Except with respect to Preferred Stock issued in the future in accordance with the provisions described under “Voting Rights—Restrictions on Issuance of Senior Equity

Securities,” the rights of the Series A Preferred Stock to dividends, redemption, and amounts payable on our liquidation, dissolution or winding up shall rank equal or senior to each other series of Preferred Stock which we may issue in the future.
Redemption
Optional Redemption
We may redeem shares of Series A Preferred Stock as follows:
•in whole but not in part, at any time and from time to time prior to October 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), and the redemption price shall be equal to $25.50 per share, plus the amount of accumulated and unpaid preferred dividends on such shares up to and including the date on which the redemption price on such shares has been paid in full; and/or
•in whole or in part, at any time and from time to time on or after October 15, 2024, and the redemption price shall be equal to $25.00 per share, plus the amount of accumulated and unpaid preferred dividends on such shares being redeemed up to and including the date on which the redemption price on such shares being redeemed has been paid in full.
Partial payments on any share will be applied first to preferred dividends and then to the redemption price.
“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to the Series A Preferred Stock, which amendment, clarification or change results in:
•the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned thereto by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.
Redemption Notice
At least 30 days and not more than 60 days before a redemption date, we will mail or cause to be mailed written notice, postage prepaid, to each holder of record of shares of Series A Preferred Stock to be redeemed at the holder’s mailing address last shown on our share transfer records for the Series A Preferred Stock. The redemption notice will state:
•the total number of shares of Series A Preferred Stock that we will redeem on the redemption date;
•the number of shares of Series A Preferred Stock held by the holder that we will redeem on the redemption date;
•the redemption date and the redemption price;
•any conditions to such redemption; and
•the time, place, and manner in which the holder is to surrender to the registrar the certificate or certificates representing shares of Series A Preferred Stock to be redeemed.

Conditions to Redemption
If the redemption notice shall specify conditions to redemption of shares of Series A Preferred Stock and such conditions shall not have been satisfied on or prior to the redemption date, the redemption notice shall be of no force and effect and such Series A Preferred Stock shall not be subject to redemption on such redemption date.
Partial Redemption
In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot. Subject to the provisions of the Resolution, we shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Preferred Stock without charge to the holder thereof.
Termination of Rights
If the redemption notice is duly given and if, on or before the redemption date, the redemption price is either paid or made available for payment on or for the shares of the Series A Preferred Stock called for redemption, then all rights with respect to such shares will terminate immediately after the redemption date, except the right of the holders of such shares to receive the redemption price (without interest) on surrender of their certificates. This termination of rights will not be affected by any failure to surrender on or before the redemption date, any of the certificates representing the shares of Series A Preferred Stock called for redemption. Notwithstanding the foregoing, in the event the redemption notice is duly given and a deposit of an amount sufficient for redemption is made with a bank or trust company in accordance with the TXBOC, rights with respect to such shares (other than the right to receive payment of the redemption price without interest thereon from the bank or trust company) shall terminate on the date of such deposit.
Liquidation Rights
In the event of our liquidation, dissolution, or winding up, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock then outstanding will be entitled to be paid out of our assets available for distribution to our stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount is made in respect of the Junior Stock.
The holders of shares of Series A Preferred Stock will be paid an amount per share (the “Liquidation Value”) equal to the sum of $25.00 (subject to appropriate adjustment to maintain the same aggregate accumulated dividend on, and liquidation value of, the Series A Preferred Stock following any stock dividend, stock split, combination, or other similar recapitalization affecting the shares of Series A Preferred Stock) plus an amount equal to all accumulated and unpaid preferred dividends payable up to and including the date full payment is tendered to the holders of shares of Series A Preferred Stock with respect to the liquidation, dissolution, or winding up, and no more.
If, upon our liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed to the holders of shares of Series A Preferred Stock and the holders of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock (such as the Series B Preferred Stock) as to liquidation, dissolution, or winding up are insufficient to permit payment of the full Liquidation Value thereof and the full liquidation value of the outstanding shares of such other series of Preferred Stock, all of our assets will be distributed ratably to each holder of outstanding shares of Series A Preferred Stock and each holder of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding upon the basis of the Liquidation Value of the shares of Series A Preferred Stock held by each such holder and the liquidation value of the shares of such other series of Preferred Stock.
Voting Rights
Series A Preferred Stock and Common Stock Voting Together
Each holder of Series A Preferred Stock will be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of the Common Stock, voting together with the holders of the Common Stock and any other series of Preferred Stock whose voting rights so provide as one class. Those shares of Preferred Stock entitled to vote with the Common Stock, including the Series A Preferred Stock and the Series B Preferred Stock, are referred to as “Voting Preferred Stock.” Regardless of the number of issued and outstanding shares of Preferred Stock and Common Stock, so long as any Voting Preferred Stock is outstanding, issued and outstanding Voting Preferred Stock shall possess at all times, in the aggregate, 21% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined, and the issued and outstanding Common Stock shall possess at all times 79% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined. The total number of votes allocated to the Voting Preferred Stock shall be allocated among the issued and outstanding shares of Voting Preferred Stock on a pro rata basis in the same manner as if the holders of issued and outstanding Voting Preferred Stock were all voting as a class as described below. So long as any Voting Preferred Stock is outstanding, the total votes allocated to the holders of Common Stock shall fluctuate from time to time depending on the number of shares of Common Stock and Voting Preferred Stock issued and outstanding and shall be calculated to be equal to that number of votes which would be 79% of the total number of votes of Common Stock and Voting Preferred Stock combined and shall be allocated among the shares of Common Stock on a pro rata basis. If no Voting Preferred Stock is outstanding, each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder.
Series A Preferred Stock Voting as a Class
For any vote of the holders of the Series A Preferred Stock on a matter in which they are entitled to vote, considered as a single class, each holder will be entitled to one vote for each share of Series A Preferred Stock held by such holder.
Preferred Stock Voting as a Class
For any vote of the holders of all series of Preferred Stock entitled to vote on a matter considered as a single class, each holder of such Preferred Stock will have a number of votes equal to the number of dollars equaling the aggregate liquidation value of the Preferred Stock held by such holder. If a series of Preferred Stock shall provide for different liquidation values in the cases of voluntary liquidation and involuntary liquidation, for purpose of the voting provisions, liquidation value shall mean the involuntary liquidation value for Preferred Stock of such series.
Election of Additional Directors
In addition to the voting powers expressly conferred upon the Series A Preferred Stock as described herein and in addition to voting rights granted to the holders of Series A Preferred

Stock in statutory proceedings as to which their vote may be mandatorily required by the then-existing laws of the State of Texas and which is not permitted to be modified and so modified under the Resolution, in case at any time we shall fail to declare and pay or set aside for payment in full dividend payments due on the Series A Preferred Stock on six Dividend Payment Dates whether or not consecutive and thereafter until all dividends accumulated and payable on the Series A Preferred Stock shall have been fully paid without interest, then in each case, such holders of the Series A Preferred Stock and all other series of Preferred Stock hereafter established with provisions corresponding to those described herein for the election of additional directors shall thereupon have and continue to have, the right, voting together as a class for such purpose by vote of a majority of the votes entitled to be cast thereon by such holders of Preferred Stock, to elect two additional directors to our Board (the “Additional Directors”), such that the number of directors then constituting our Board shall automatically be increased by two; and, during the continuance of such right of the holders of series of Preferred Stock to elect the Additional Directors, the remaining directors shall continue to be elected as provided under the Charter, the Bylaws and the laws of the State of Texas.
Upon the termination at any time of such right of the holders of Preferred Stock entitled to vote thereon to elect Additional Directors, the term of office of the Additional Directors shall end.
Restriction on Issuance of Senior Equity Securities
So long as any shares of the Series A Preferred Stock are outstanding, we shall not create, authorize or issue any new stock that, after issuance, would rank senior to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) without the prior written consent, voting as a single class, of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock and any other outstanding series of Preferred Stock ranking equal to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) (including the Series A Preferred Stock).
Amendments or Waivers
So long as any shares of the Series A Preferred Stock are outstanding, the prior written consent of the holders of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock, voting as a separate class, shall be required for any amendment, modification or waiver of the provisions of the Charter (including the terms of the Series A Preferred Stock) insofar as such amendment, modification or waiver amends, modifies or waives a provision in a manner prejudicial in any material respect to the holders of the Series A Preferred Stock; provided, however, that, if more than one series of Preferred Stock shall be outstanding and if such amendment, modification or waiver would be correspondingly prejudicial to the rights of the holders of other series of Preferred Stock, in lieu of the separate class vote of the Series A Preferred Stock, the prior written consent or vote of at least two-thirds of the votes entitled to be cast thereon by the holders of all series of Preferred Stock so affected considered as a single class shall be required for such amendment, modification or waiver. For all purposes described in this paragraph, any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equal with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon any liquidation, dissolution or winding up of our affairs will not be deemed to materially and prejudicially affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

Elimination of Need for Formal Meetings
In accordance with Section 6.202 of the TXBOC, our Charter allows the taking of action without holding a meeting, providing notice, or taking a vote if stockholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted, sign a written consent or consents stating the action taken.
Transfer Agent, Registrar and Paying Agent
Equiniti Trust Company, doing business as EQ Shareholder Services, is currently the transfer agent, registrar and paying agent for the Series A Preferred Stock.
Book-Entry Only Issuance—The Depository Trust Company
The Depository Trust Company (“DTC”) is currently the securities depository for the Series A Preferred Stock. The Series A Preferred Stock is represented by a global certificate registered in the name of Cede & Co., DTC’s nominee. The global certificate was deposited with the transfer agent as custodian for DTC. Ownership of beneficial interests in the global certificate is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.
Purchases of the Series A Preferred Stock within the DTC system must be made through participants, who will receive a credit for the Series A Preferred Stock on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Series A Preferred Stock. Transfers of ownership in the Series A Preferred Stock are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Series A Preferred Stock, except if use of the book-entry system for the Series A Preferred Stock is discontinued.
To facilitate subsequent transfers, all shares of Series A Preferred Stock deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Series A Preferred Stock with DTC and its registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series A Preferred Stock. DTC’s records reflect only the identity of the participants to whose accounts such Series A Preferred Stock is credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Series A Preferred Stock may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Series A Preferred Stock. Beneficial owners of the Series A Preferred Stock may wish to ascertain that the nominee holding the Series A Preferred Stock has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Series A Preferred Stock. If less than all of the shares of Series A Preferred Stock are being redeemed, DTC’s practice is to determine by lot the amount of interest of each participant in such Series A Preferred Stock to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to the Series A Preferred Stock, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Series A Preferred Stock is credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Series A Preferred Stock.
Payments on the Series A Preferred Stock are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Other than in the circumstances described herein, a beneficial owner of a global share of Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Stock.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the Series A Preferred Stock will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Preferred Stock. We understand, however, that under current industry practices, DTC would notify its participants of our decision, but will only withdraw beneficial interests from global shares of Series A Preferred Stock at the request of each participant. In that event, certificates for the Series A Preferred Stock will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.